EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in these Post-Effective Amendments No. 1 to the Registration Statements on Form S-8 (Nos. 33-8306, 33-27367, 33-37432, 33-57330, 33-58745, 333-40595, and 333-84149) pertaining to the 1981
Incentive Stock Option Plan, 1986 Employee Stock Purchase Plan, 1988 Incentive Stock Option Plan, and the 1996 Incentive Stock Option Plan of Linear Technology Corporation of our reports dated July 24, 2000, with respect to the consolidated financial statements of Linear Technology Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended July 2, 2000 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                             ERNST & YOUNG LLP

                                             /s/ ERNST & YOUNG LLP

San Jose, California
January 24, 2001